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

SELECTED CONSOLIDATED DATA (UNAUDITED)               U S WEST, INC.

                      Quarter Ended           Six Months Ended
In millions, except      June 30,       %         June 30,       %
per share amounts    1998     1997    Change  1998     1997    Change
------------------- -------  -------  --------------  -------  ------

Normalized access lines (thousands):
 Business             4,891    4,678    4.6    4,891    4,678    4.6
 Consumer            11,449   11,006    4.0   11,449   11,006    4.0
Total                16,340   15,684    4.2   16,340   15,684    4.2

Access lines
 (thousands):
 Business             4,884    4,678    4.4    4,884    4,678    4.4
 Consumer            11,422   11,006    3.8   11,422   11,006    3.8
Total access lines   16,306   15,684    4.0   16,306   15,684    4.0

Billed access minutes of use (millions):
 Interstate          14,799   13,795    7.3   29,161   27,325    6.7
 Intrastate           3,116    2,957    5.4    6,099    5,742    6.2
Total minutes of use 17,915   16,752    6.9   35,260   33,067    6.6

Employees:
 U S WEST, Inc.      53,535   50,513    6.0   53,535   50,513    6.0
 Telephone
  operations only    45,497   44,469    2.3   45,497   44,469    2.3
Telephone empl per
 10,000 access lines   27.9     28.4   (1.8)    27.9     28.4   (1.8)

Dividends per
 common share (#1) $   0.535$   0.535    -  $    1.07$    1.07    -
Common shares
 outstanding (#1)     501.4    499.3    0.4    501.4    499.3    0.4
Capital expend     $    809 $    523   54.7 $  1,331 $    932   42.8
EBITDA (#2)           1,219    1,295   (5.9)   2,566    2,608   (1.6)
EBITDA margin          39.9%    45.8%    -      42.3%    45.8%    -
Debt-to-capital ratio:
 Telephone
  operations only      56.4%    55.6%#   -      56.4%    55.6%#   -

<F1>
# As of December 31, 1997.
<F2>
# 1: Dividends per common share for the six month period of 1998 and for the three and six month periods of 1997, and common shares outstanding at June 30, 1997 are pro forma and assume the Separation had been consummated as of the indicated periods
<F3>
# 2: Earnings before interest, taxes, depreciation, amortization, and other (EBITDA). EBITDA also excludes gains on asset sales and is based on the combined pro forma financial results.

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